Pac-West Telecomm donated $1

Investor and Media Contact:

Reid Cox

Director of Investor Relations and

Business Development

(209) 926-3417

rcox@pacwest.com

Pac-West Telecomm Notified of SBC California's Intent

to Invoke FCC Intercarrier Compensation Order

Stockton, CA - July 17, 2003 - Pac-West Telecomm, Inc. (Nasdaq: PACW), a provider of integrated communications services to service providers and business customers in the western U.S., today announced that it has been notified by SBC California of SBC's intention to invoke the Federal Communication Commission's Intercarrier ISP Compensation Order, effective August 1, 2003.

The FCC Order is one of the compensation methodologies available to SBC under the terms of the recently signed interconnection agreement between Pac-West and SBC. If implemented, Pac-West believes the FCC Order will apply to all carriers with whom SBC interconnects with in California.

The FCC Order contemplates pricing tiers based on the composition and balance of traffic between carriers. The terms and conditions for implementing the FCC Order are unclear at this time, but may result in lower reciprocal compensation revenues for Pac-West than other pricing methodologies available to SBC. Pac-West is currently assessing the implementation requirements of the order, and any related operational and financial impacts to the company.

The company will provide further information on its upcoming second quarter 2003 earnings call, which is scheduled for Thursday, July 31, 2003 at 8:30 a.m. Pacific Time/11:30 a.m. Eastern Time. Investors are invited to participate by dialing 1-888-291-0829 or 706-679-7923. The call will be simultaneously webcast on Pac-West's web site at www.pacwest.com/investor. Pac-West plans to announce its financial and operating results for the second quarter 2003 on Wednesday, July 30, 2003, after market close.

About Pac-West Telecomm, Inc.

Founded in 1980, Pac-West Telecomm, Inc. (Nasdaq: PACW) is one of the largest competitive local exchange carriers headquartered in California. Pac-West's network carries over 100 million minutes of voice and data traffic per day, and an estimated 20% of the dial-up Internet traffic in California. In addition to California, Pac-West has operations in Nevada, Washington, Arizona, and Oregon. For more information, please visit Pac-West's web site at www.pacwest.com.

Forward-Looking Statements

In this press release, our use of the words "outlook," "expect," "anticipate," "estimate," "forecast," "project," "likely," "objective," "plan," "designed," "goal," "target," and similar expressions is intended to identify forward-looking statements. While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, actual results may differ materially due to numerous important risk factors that are described in our Annual Report on Form 10-K for the period ended December 31, 2002, as filed with the SEC on March 31, 2003, which may be revised or supplemented in subsequent reports filed by us with the SEC. Such risk factors include, but are not limited to: our substantial indebtedness; an inability to generate sufficient cash to service our indebtedness; the declining rate at which reciprocal compensation payments are determined; regulatory and legal uncertainty with respect to reciprocal compensation payments received by us; the inability to expand our business as a result of the unavailability of funds to do so; failure to successfully implement our restructuring plan; the possible delisting of our common shares from the Nasdaq SmallCap Market, adverse affects on our operations as a result of the covenants in our senior notes indenture; competition from the ILECs and other competitors and potential competitors, including those competitors with lower cost structures.

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